Exhibit 99.1

Contact:	Andy Albert/John Patenaude	Rich Coyle
	Nashua Corporation	Citigate Sard Verbinnen
	847-318-1710/603-880-2145	212-687-8080

NASHUA ANNOUNCES EXPECTED 2003 EARNINGS

     NASHUA, N.H. — January 21, 2004 — Nashua Corporation (NYSE: NSH), a premier manufacturer and marketer of labels, thermal specialty papers and imaging products, today announced preliminary financial results for the year ended December 31, 2003.

     The Company in its release of third quarter 2003 results provided guidance which indicated a net sales ranging from $285 to $290 million and net income between $1.6 million, or $.28 per share and $2.1 million, or $.36 per share before severance for further workforce reductions, which subsequently occurred in the fourth quarter of 2003. Primarily due to the one-time charge for post-retirement benefits ($1.6 million) discussed below, severance ($0.5 million) and negotiation of a one-time charge to the settlement of certain commitments under the Chief Executive Officer’s employment contract ($0.3 million), the Company expects net sales for the year of approximately $289 million and net income for the year in the range between $50,000, or $.01 per share, and $120,000, or $.03 per share.

     The Company’s results were negatively impacted by a fourth quarter 2003 one-time, non-cash charge of $1.6 million related to post-retirement healthcare benefits for union employees located in New Hampshire. In December 2002, the Company eliminated a post-retirement healthcare benefit for union employees retiring after December 31, 2002. The benefit provided union employees who had 10 years of service and retired at age 60 or older with access to medical insurance through age 65. In 2002, the Company had recognized a $1.6 million non-cash gain relative to the termination of this post-retirement healthcare benefit. The union subsequently filed a grievance, which was heard by an arbitrator in July 2003. The arbitrator ruled in favor of the union on October 24, 2003, and the Company subsequently appealed the arbitrator’s opinion in the U.S. District Court in New Hampshire on November 24, 2003. The appeal is currently pending. Subsequent to filing the appeal of the arbitrator’s ruling, the Company had recent unsuccessful discussions with the union to resolve and mitigate the impact of the arbitrator’s ruling.

     The current union contracts expire April 7, 2006. While the post-retirement health care benefit issue relates to the current contract only, accounting rules require the Company to account for the benefit as if it would be available to all 138 of Nashua’s New Hampshire-based union employees beyond the current contract period. Notwithstanding the accounting for all 138 employees, only 32 would be eligible for post-retirement healthcare under the current union contract.

     In connection with workforce reductions in the fourth quarter of 2003, the Company incurred severance charges of $1 million, which were partially offset by approximately $0.5 million of savings.

     The Company also indicated that it had negotiated a one-time $330,000 settlement of obligations under Mr. Albert’s employment contract in which the Company had agreed to fund a split dollar life insurance policy on behalf of Mr. Albert. Future funding of such insurance policies are now prohibited under the Sarbanes-Oxley Act. As part of the agreement, Mr. Albert repaid Nashua $313,000 for insurance premiums previously paid by the Company. Therefore, the settlement had a negligible impact on the Company’s cash.

     Said Andrew Albert, Chairman, President and Chief Executive Officer of Nashua Corporation, “Excluding severance costs, the non-cash charge, and the employment agreement settlement, results for the year would have been in the range provided in the previous guidance.”

     Albert concluded, “Nashua took a number of decisive cost reduction actions in 2003, including workforce reductions, to keep our costs in line with business opportunities and to maintain acceptable profitability. We are also committed to minimizing or eliminating the $1.6 million non-cash charge prior to the full realization of its cash flow impact.”

     The Company indicated that it will discuss its earnings and the charges in its conference call expected to be held on February 12.

About Nashua

Nashua Corporation manufactures and markets a wide variety of specialty imaging products and services to industrial and commercial customers to meet various print application needs. The Company’s products include thermal coated papers, pressure-sensitive labels, copier papers, bond, point of sale, ATM and wide format papers, entertainment tickets, as well as toners, developers, and ribbons for use in imaging devices. Additional information about Nashua Corporation can be found at www.nashua.com.

Forward-looking Statements

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, the word “expects,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, future capital needs and resources, fluctuations in customer demand, intensity of competition from other vendors, timing and acceptance of new product introductions, delays or difficulties in programs designed to increase sales and profitability, general economic and industry conditions, the settlement of various tax issues, and other risks set forth in the Company’s filings with the Securities and Exchange Commission, and the information set forth herein should be read in light of such risks. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, even if its estimates change.